Exhibit (h)(1)(ix)

Amendment

to the

Transfer Agency and Service Agreement

This Amendment (the “Amendment”) as dated September 23, 2025 and as effective October 1, 2025 (the “Amendment Effective Date”) by and between each of the investment companies listed below (“Customer”) and SS&C GIDS, Inc., formerly known as DST Systems, Inc. (“SS&C”). SS&C and Customer are together referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, the Parties previously entered into the Transfer Agency and Service Agreement effective October 1, 2005 (“Master Services Agreement”);

WHEREAS, since the execution of the Master Services Agreement, the Parties entered into multiple amendments, addendums, statements of work, schedules, orders, and exhibits as listed in Annexure I to reflect changes in the terms and conditions of their arrangement (collectively with the Master Services Agreement, the “Agreement”); and

WHEREAS, the Parties now desire to amend the terms of the Agreement as outlined below. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control and govern;

NOW, THEREFORE, the Parties agree to amend the Agreement upon execution of this Amendment as follows:

1.	Section 12.1. The first sentence of Section 12.1 shall be revised and replaced in its entirety with the following:

“The initial term of this Agreement (the “Initial Term”) shall be extended through September 30, 2030 unless terminated pursuant to the provisions of Section 12.”

2.	Section 12.7. The following shall be added to the Agreement as Section 12.7:

“12.7 Termination for Convenience by the Fund for specific circumstances

(a)

The Transfer Agent shall, at no cost to the Funds: (i) TRAC Conversion: convert the legacy TRAC to TA2000; (ii) Systems Consolidation: consolidate the systems used to provide the services provided under the Agreement (“Agreement Services”) to the Loomis Sayles Funds with the Agreement Services to the Natixis Funds; (iii) Contact Center: implement the following functionality within the Contact Center to allow for Secure Message Center, Chat, Intelligent Virtual Agent (IVA) Non-Transactional, and Intelligent Virtual Agent (IVA) Transactional; and (iv) Web Portal Services: deliver access to the SS&C Client Web Portal and give the Fund the ability to run reports and extract PowerSelect tables.

(b)

If the Transfer Agent fails to complete any one or more of the deliverables stipulated in paragraph 12.7(a) above to a standard reasonably satisfactory to the Fund within 12 months of the Amendment Effective Date the Fund may terminate the Agreement upon written notice to the Transfer Agent, which shall set forth a termination date as mutually agreed upon by the parties. The notification requirements set forth under Section 12.1 shall not apply to a termination by the Fund as described in this Section 12.7(b). In the event of such termination for convenience for these specific circumstances, the Fund shall not be liable for the payment of: (i) any Early Termination Fee, nor (ii) any other termination expenses and costs under Section 12.3, except for any such costs that would be reasonably required for deconversion to a successor Transfer Agent. The Fund shall remain responsible for all other fees for transfer agency services provided pursuant to the Agreement up to the termination date. The Fund shall provide all information reasonably required by the Transfer Agent to provide the deliverables and shall do so in a timely manner upon request.

(c)

In the event that the Transfer Agent does not complete the deliverables described in Section 12.7(a)(iv) within 12 months of the Amendment Effective Date, and the Fund elects not to terminate the Agreement pursuant to Section 12.7(b), the Fund shall nonetheless be entitled to request that the Transfer Agent provide the reports and PowerSelect tables that the Fund would otherwise have the ability to run as part of the “Web Portal Services” on the Fund’s behalf at no additional cost until such time as the deliverables described in Section 12.7(a)(iv) are complete to a standard that is satisfactory to the Fund.

(d)

In the event that the Fund elects to terminate the Agreement pursuant to Section 12.7, the Transfer Agent shall make a good faith effort to facilitate conversion to a successor service provider by the termination date, notwithstanding that the termination date may be prior to the expiration of the then-current Initial or Renewal term.

3.	Schedule 3.1. Schedule 3.1 of the Agreement shall be deleted in its entirety and replaced with the attached.

4.

Effect on Agreement. As stated in the recitals of this Amendment, as of the Amendment Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and any prior Amendments, this Amendment supersedes and replaces the Agreement.

5.

Execution in Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimiles copies of the Amendment, duly executed, in which event the Parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

6.

Terminology. The words “include”, “includes”, and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, “hereunder” and similar terms will refer to this Amendment unless the context requires otherwise.

7.

Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by Customer and SS&C as of the Amendment Effective Date.

8.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

9.

Authorization. Each Party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such Party is duly authorized to execute and deliver this Amendment and to legally bind the Party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written herein above.

Natixis Funds Trust I
Natixis Funds Trust II
Natixis Funds Trust IV
Loomis Sayles Fund I
Loomis Sayles Funds II
Gateway Trust		SS&C GIDS, Inc.

By:	/s/ Matt Block	By:	/s/ Rahul Kanwa

Printed Name:	Matt Block	Printed Name:	Rahul Kanwa

Title:	SVP, Fund Treasurer	Title:	Authorized Signatory

Date:	09/23/2025

ANNEXURE I

1.

Transfer Agency and Service Agreement dated October 1, 2005, and as amended from time to time, by and between SS&C GIDS, Inc. (f/k/a DST Systems, Inc.) and Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, and Gateway Trust (as amended, the “TA&S Agreement”).

2.

Master Agreement for SS&C Digital Solutions Services dated September 26, 2018, by and between SS&C GIDS, Inc. and each of the entities listed on Appendix A thereto (the “Digital Services Agreement”) and Exhibits thereto.

3.

Master Agreement for SS&C FAN Mail Services dated July 15, 2021 by and between SS&C GIDS, Inc. and Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, and Gateway Trust (the “FAN Mail Agreement”).

4.

Amendment to the Transfer Agency and Service Agreement dated October 1, 2023 by and between SS&C GIDS, Inc. and Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, and Gateway Trust.

5.

Amendment to All Existing Agreements dated June 12, 2024 by and between SS&C GIDS, Inc. and Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I, Loomis Sayles Funds II, and Gateway Trust.

6.	Any Service Exhibits attached to the Digital Services Agreement and the FAN Mail Agreement.

SCHEDULE 3.1

FEES and EXPENSES

General: Fees are billable on a monthly basis at the rate of 1/12th of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees

Open Accounts[1]
Networked	$4.60/account
Non-Networked (Excluding Trust Accounts)	$16.50/account
Trust Accounts	$6.00/account
Closed Accounts	No additional charge

For billing purposes, Open Accounts are calculated and invoiced at the end of each month using the following formula: Open Accounts plus Closed Accounts, minus the prior month’s Closed Accounts.

Asset Based Fee 2

$0 - $25.0B	0.20 basis points
$25.0B - $50.0B	0.15 basis points
> $50.0B	0.05 basis points

Annual Fiduciary Fee 3: All fiduciary fees (including set-up, maintenance and closeout) paid by S hareholders or swept from current accounts will be retained by the Transfer Agent in accordance with the following:

Individual Retirement Account (“IRA”)	$20.00/SSN

[1]	Includes AML/CIP Services for non-networked accounts (excluding CIP-related search fees) and Shareholder transcript fees.
[2]	Rates subject to annual CPI review
[3]

The Fiduciary Fees shall be waived for certain mutually agreed upon accounts, consistent with the parties’ past practice. The parties acknowledge that any additional waivers of these fees beyond those already previously agreed upon and currently in place may require adjustment to the fees and expenses set forth on this Schedule 3.1.

Education Savings Account (“ESA”)	$15.00/SSN
Keogh/403b	$10.00/account (not to exceed $30.00)

Other

Ad Hoc Reporting	$0.00/standard report[4]
Cost Basis Support	No additional fees

DDA Balance Earnings Credits: The Fund shall solely retain any earnings credits resulting from mutual fund and SIMPLE DDA balances. As per the current practice, all such earnings are to be credited to the Fund on the monthly invoices.

Remote Automated Work Distributor™ (AWD) Workstations5: Five (5) remote AWD workstations (total, not per fund) will be provided at two locations at no charge to the Funds. Terminal charges for any additional remote AWD workstations will be billed to the Funds.

Out of Pocket Fixed Rate Expense Charge[9]	$78,600 per year

SIMPLE IRA Fees and Expenses

Fees payable by the Funds:
Participant Fees	$45.00 per participant
Bounced Investment Checks	$30.00 per check AWD
Fax-In Line	$125.00 monthly
New Fund Set-Up	$500.00 per Fund
Fund Mergers	$125.00 per event
Training on Site	$125.00 per event
Additional Client Reporting	$250.00 to create
$50.00 to run
Legal Document Pulls	$25.00 per document
CIP	$0.10 per account

[4]	Waived for the first $50,000, which is an annual waiver.
[5]	Use of remote terminals is subject to a separate license agreement (at no additional cost) with DST Technologies, Inc., wholly-owned subsidiary of SS&C Technologies, Inc. (“SS&C”).

Fees Systematically Deducted From Participant Accounts:

Distribution	$30.00 Termination of Account

Quarterly Fee – dependent on how plan submits payroll rosters Automated

$20.00 per year
Non-Automated	$35.00 per year

Project Management: The Fund may request assistance from the Transfer Agent project team, including with respect to the coordination and usage of any SS&C products available for use by the Fund. The Transfer Agent will use all reasonable efforts to assist the Fund as requested, subject to available resources. The Fund acknowledges that certain systems or products are proprietary to SS&C. The Transfer Agent shall review with the Fund annually the project management requests received from the Fund during the preceding year and, in the event the Transfer Agent determines that an additional charge is necessary to continue to satisfy such requests, the parties agree to negotiate in good faith as to any such charges.

1,144 event/support hours are included in the fees; all support hours during the year will be deducted from that total and any hours over this amount shall be paid by Natixis or the Funds. Unused hours do not roll over from year-to-year.

Reimbursable and Other Expenses6, 7, 8	Billed As Incurred

[6]

The following are the current rates for the reimbursable and other expenses noted, which are subject to change upon advance written notice to the Fund: Regulatory Compliance CUSIP Charge (no additional charge); AML/SAR Network Account Charge (no additional charge); Compliance Plus ($75,000/year); Microfiche/COOL (no additional charge); Return Checks (no additional charge); Document Pull (no additional charge); Business Analyst / Tester $165/hour, COBOL/Workstation Programming $220/hour, Web Developer $275/hour, Staff Support $110/hour, Escheatment ($250/CUSIP and $5.00 per each escheatable item); Manual and Systematic Wires (no additional fees; bank charges apply); 1099 Reporting, Bank Match Reporting and State Tax Withholding ($150/CUSIP/state/report, $200 annual CUSIP fee, maximum of $175,000); AWD fax in lines (no additional charge); New Fund Set Up ($1,500/fund), Rush Fee ($2,000/fund); Year-end COOL (no additional charge); ManualCheck Pull ($20/check); Multiple Trailer Fee (no additional charge); Identity Check(no additional charge); jumbo processing (no additional charge); lost shareholder searches (no additional charge), lost shareholder tracking(no additional charge); PowerSelect (no additional charge); excess history (no additional charge); and Data Feed Fee ($0.05/record). The fees for the first 10 hours monthly of system development is waived. Hours above 10 will be billed at then current rates.

[7]	The reimbursable expenses noted with an asterisk are pass through items where the charge is determined by a third party.
[8]	There are no additional fees for TA2000 Voice.
[9]

This fixed-rate expenses charge includes but is not limit to: Data Communications; Disaster Recovery; SS&C Products-Other; Year-end Processing; On-Request Reports; AWD (5 users); Supplies: eMedia; Confirms & Statements; Freight; Miscellaneous.

Reimbursable and other expenses include but are not limited to: tapes, postage*, post office box rental*, check writing postage*, supplies*, statements*, check writing, print and mailing services*, information disc (year end), TINS, average cost, data communications equipment*, COOL (computer output on-line), microfiche, freight*, telephone charges*, fax lines*, 800 line charges*, TA2000 Voice, SS&C disaster recovery charge 9, offsite storage*, Vax payroll processing, state tax reporting, Fund/SERV* and NSCC Processing, excess history, FAN Mail, jumbo processing, lost shareholder searches, lost shareholder tracking, PowerSelect, Short Term Trader, Vision, escheatment, programming hours, on-request reports, Shareholder proxy services, CIP-related search charges, literature requests, regulatory compliance charge (per CUSIP), suspicious activity reporting for networked accounts, Omnibus Transparency, Plan Trust Reports, bank fees*, preparation of Form 1099Rs, project management, enhancements, audio response system, federal wire fees, Manual Check Pulls, New Fund Implementation, Compliance Plus, Multiple Trailer Fee, Data Feed Fee and other expenses incurred at the specific direction of the Fund or with advanced written notice to the Fund.

NOTE: The Transfer Agent reserves the right to introduce specific fee increases, as necessary, to cover increases in the costs of reimbursable and other expenses or regulatory changes; provided, that such fee increases are applied on a universal basis to other clients of the Transfer Agent and that the Transfer Agent provides 90 days advance written notice to the Fund of each such increase. E-mail communication directed to the respective parties identified in Section 15.13 of the Agreement shall be deemed a written communication for purposes of the notice provisions herein. Technical and support rates are subject to an annual review upon notification to the client.

Annual Asset-Based Fee Adjustment: The basis point rates for the asset based fee are subject to an annual review on the anniversary of the agreement. Should the assets on which the asset based fees are measured increase by 3% or more, there shall be no change in the basis points rates. Should the assets decrease or increase by less than 3%, the basis points rates shall be subject to an annual increase. The amount of the rate adjustment shall be in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Boston-Cambridge-Newton, MA-NH, Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. The annual increase in the basis point rate shall be capped at 3% annually. The comparison for the application of the CPI shall be the average assets on September 30th of each anniversary year. For example, if the assets on September 30, 2025, increase by 3% or more over the assets as of September 30, 2024, no CPI shall be applied